Exhibit 4.1

APPLE INC.

Officer’s Certificate

Pursuant to Sections 102 and 301 of the Indenture, dated as of April 29, 2013 (the “Indenture”), by and between Apple Inc., a corporation duly organized and existing under the laws of the State of California (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”), the undersigned officer does hereby certify, in connection with the issuance of $1,377,000,000 aggregate principal amount of 4.15% notes due 2046 (the “Notes”), that the terms of the Notes are as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Indenture.

4.15% Notes due 2046

Title:	4.15% Notes due 2046

Issuer:	Apple Inc.

Trustee, Security Registrar and Authenticating Agent:	The Bank of New York Mellon Trust Company, N.A.

Paying Agent:	The Bank of New York Mellon, London Branch

Aggregate Principal Amount.	$1,377,000,000

Original Issue Date:	June 22, 2016

Maturity Date:	June 22, 2046

Interest:	4.15% per annum

Date from which Interest will Accrue:	June 22, 2016

Interest Payment Dates:	Semi-annually in arrears on June 22 and December 22 of each year, commencing December 22, 2016

Conversion:	None

Sinking Fund:	None

Optional Redemption:

The Notes are redeemable at the option of the Company, in whole but not in part, on each June 22 on or after June 22, 2018, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date.

Redemption for tax purposes:

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June 7, 2016 the Issuer becomes, or based upon a written opinion of independent counsel selected by the Issuer, will become obligated to pay additional amounts as described under Section 7 of Exhibit A hereto, then the Issuer may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on the Notes to the date fixed for redemption.

Denominations:	$100,000 and any integral multiple of $1,000 in excess thereof.

Miscellaneous:

The terms of the Notes shall include such other terms as are set forth in the form of Note attached hereto as Exhibit A and in the Indenture. In addition, the global notes for the Notes shall include the following language: “To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.”

“Depositary” means

“EUROCLEAR/CLEARSTREAM” (as defined in the Note)

Solely with respect to the Notes, Section 305(2) of the Indenture shall be amended and restated as follows: “Notwithstanding any other provision in this Indenture, and subject to such applicable provisions, if any, as may be specified as contemplated by Section 301, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security and the Company does not appoint a successor Depositary within 90 days, (B) the Depositary ceases to be eligible under the Indenture and the Company does not appoint a successor Depositary within 90 days (C) there shall have occurred and be continuing an Event of Default with respect to such Global Security, (D) the Company so directs the Trustee by a Company Order or (E) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by Section 301.”

Common Code/ISIN:	143126358 / XS1431263588

2

To the extent permitted by applicable Republic of China laws and regulations and subject to the receipt of all necessary regulatory and listing approvals from the relevant authorities, including but not limited to the Taipei Exchange and the Taiwan Securities Association and subject to the covenants described in the Indenture, as amended or supplemented from time to time, the Issuer shall be entitled, subject to authorization by the Board of Directors of the Issuer and an Officer’s Certificate, to issue additional notes from time to time under the series of notes issued hereby. Any such additional notes of a series shall have identical terms as the Notes issued on the issue date, other than with respect to the date of issuance, the issue price, the date interest begins to accrue and, in certain circumstances, the first interest payment date (the “Additional Notes”); provided that the Additional Notes will have a separate ISIN number unless the Additional Notes are fungible with the Outstanding Notes for U.S. federal income tax purposes. Any Additional Notes will be issued in accordance with Section 301 of the Indenture.

The Officer has read and understands the provisions of the Indenture and the definitions relating thereto. The statements made in this Officer’s Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Issuer. In such Officer’s opinion, they have made such examination or investigation as is necessary to enable such Officer to express an informed opinion as to whether or not the covenants and conditions precedent of such Indenture relating to the issuance, authentication and delivery of the Notes have been complied with. In such Officer’s opinion, such covenants and conditions precedent have been complied with.

[Signature Page Follows]

3

IN WITNESS WHEREOF, I have signed this certificate as of date first written above.

Apple Inc.

By:	/s/ Gary Wipfler
Name: Gary Wipfler
Title: Vice President and Corporate Treasurer

EXHIBIT A

FORM OF NOTE DUE 2046

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

APPLE INC.

4.15% Note due 2046

No.	Common Code: 143126358
ISIN No.: XS1431263588

$[●]

APPLE INC., a California corporation (the “Issuer”), for value received promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns the principal sum listed on the Schedule of Exchanges of Notes on June 22, 2046.

Interest Payment Dates: Semi-annually on June 22 and December 22, beginning on December 22, 2016 and on the maturity date (each, an “Interest Payment Date”).

Interest Record Dates: June 8 and December 8 preceding the relevant Interest Payment Date (each, an “Interest Record Date”).

All payment dates, whether at maturity, upon earlier redemption or on any Interest Payment Date, shall be determined in accordance with the time zone applicable to The City of New York.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

APPLE INC.

By:
Name:
Title:

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Dated: June 22, 2016

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

APPLE INC.

4.15% Note due 2046

1.	Interest

Apple Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum described above. Cash interest on the Notes will accrue from the most recent Interest Payment Date to which payment has been paid or provided for; or, if no interest has been paid, from June 22, 2016. Interest on this Note will be paid to, but excluding, the relevant Interest Payment Date. The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, commencing December 22, 2016, to holders of the Notes (the “Holders”) of record on the immediately preceding Interest Record Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months in a manner consistent with Rule 11620(b) of the FINRA Uniform Practice Code.

The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.	Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon, London Branch, will act as Paying Agent. The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will initially act as Security Registrar for the Notes. The Issuer may change any Paying Agent or Security Registrar upon notice to the Trustee.

3.	Indenture; Defined Terms.

This Note is one of the 4.15% Notes due 2046 (the “Notes”) issued under an indenture, dated as of April 29, 2013 (the “Base Indenture”), by and between the Issuer and the Trustee, as supplemented by an Officer’s Certificate, dated June 22, 2016, issued pursuant to Section 301 of the Indenture (together with the Base Indenture, the “Indenture”). This Note is a “Security” and the Notes are “Securities” under the Indenture.

“Business Day” means, solely with respect to the Notes, any day, other than a Saturday or Sunday, which is not a day on which banking institutions in The City of New York or Taipei are authorized or required by law, regulation or executive order to close.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date on which the Indenture was qualified under the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of them.

4.	Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $100,000 and any integral multiple of $1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Issuer need not issue, authenticate, register the transfer of or exchange any Notes or portions thereof for a period of fifteen (15) days before the mailing of a notice of redemption, nor need the Issuer register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

5.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented and any existing default or Event of Default or compliance with certain provisions may be waived with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of each series of Outstanding Securities (including the Notes) under the Indenture that is affected by such amendment, supplement or waiver (voting as a single class). Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency or comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, or make any other change that does not adversely affect the rights of any Holder in any material respect.

6.	Optional Redemption.

The Issuer has the option to redeem the Notes, in whole but not in part, on each June 22 on or after June 22, 2018 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to but excluding the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Interest Record Date according to the Notes and the Indenture.

The provisions of Article XI of the Indenture shall apply to any redemption of the Notes.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes at the redemption date.

7.	Payment of Additional Amounts

All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

In the event any withholding or deduction on payments in respect of the Notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any taxing authority thereof or therein, the Issuer will pay such additional amounts on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. The Issuer will not be required, however, to make any payment of additional amounts for or on account of:

A.

any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between that Holder (or the beneficial owner for whose benefit such Holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that Holder or beneficial owner (if that Holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that Holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

B.	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

C.

any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

D.	any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal or premium, if any, or interest on such Notes;

E.

any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

F.

any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any Holder to comply with the Issuer’s request or a request of the Issuer’s agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any Holder that such beneficial owner or Holder is legally able to deliver (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

G.

any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Issuer or (2) a controlled foreign corporation that is related to the Issuer within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (G);

H.

to any withholding or deduction that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

I.

any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

J.	any combination of items (A), (B), (C), (D), (E), (F), (G), (H) and (I);

nor will the Issuer pay any additional amounts to any beneficial owner or Holder who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.

As used in this Section 7, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

8.	Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June 7, 2016, the Issuer becomes, or based upon a written opinion of independent counsel selected by the Issuer, will become obligated to pay additional amounts as described under Section 7 hereof with respect to the Notes, then the Issuer may at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on the Notes to the date fixed for redemption.

9.	Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Issuer) under the Indenture occurs with respect to the Notes and is continuing, then the Trustee may and, at the direction of the Holders of at least 25% in principal amount of the Outstanding Notes, shall by written notice, require the Issuer to repay immediately the entire principal amount of the Outstanding Notes, together with all accrued and unpaid interest and premium, if any. If a bankruptcy Event of Default with respect to the Issuer occurs and is continuing, then the entire principal amount of the Outstanding Notes together with all accrued and unpaid interest and premium, if any, will automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then Outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of certain continuing defaults or Events of Default if it determines that withholding notice is not opposed to their interest.

10.	Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

11.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

12.	Common Code/ ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Code/ISIN numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

13.	Governing Law.

The Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                       agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The initial principal amount of this Global Note is $ [●].

The following exchanges of a part of this Global Note for physical Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee